Exhibit 99.1

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Holdings Announces
Changes to Board of Directors

Princeton, NJ, January 10, 2013—Rockwood Holdings, Inc. (NYSE: ROC) todayannounced that Messrs. Todd Fisher and Brian Carroll, both partners of Kohlberg Kravis Roberts LLC, have resigned from the company’s board of directors, effective immediately.  In accepting the resignations, the directors reduced the size of the board to five members.

Seifi Ghasemi, Chairman and Chief Executive Officer, said, “Messrs. Todd Fisher and Brian Carroll have been on our board since Rockwood was founded in 2000.  Their strategic insights, advice and financial support have helped us build Rockwood to its position of global leadership in specialty chemicals and advanced materials. The entire board of directors thanks them for their valuable contributions and wishes them well in the future.”

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,300 people and annual net sales of approximately $3.7 billion in 2011. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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